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                     COHEN & STEERS EQUITY INCOME FUND, INC.

                                DISTRIBUTION PLAN

        Distribution Plan (the "Plan") of Cohen & Steers Equity Income Fund, Inc. (the "Fund"), a Maryland corporation, Cohen & Steers Capital Management, Inc. ("CSCM"), a New York corporation, and Cohen & Steers Securities, Inc. ("CSSI"), a Delaware corporation, which acts as the principal underwriter for the Fund.

        WHEREAS, it is expected that a substantial percentage of the Fund's assets attributable to the Class A, Class B and Class C shares of the Fund will be derived through the efforts of such brokers or other financial intermediaries receiving assistance (as defined herein) payments under this Plan. The likelihood is that such assets would not remain invested in the Fund should such assistance cease and the Fund's ratio of expenses to average net assets would thus increase with a corresponding decrease in the yield to Fund shareholders.

        NOW THEREFORE, in consideration of the foregoing and in consideration of the mutual covenants herein contained the Fund, CSCM, and CSSI agree that the following Plan is hereby adopted under Rule 12b-1 under the Investment Company Act of 1940 (the "Act"):

        1. CSSI shall act as the principal underwriter of the Fund pursuant to an underwriting agreement.

        2. The Fund will pay to CSSI, as compensation for acting as principal underwriter with respect to each class of the Fund's shares and as reimbursement of the distribution expenditures incurred in connection therewith, including those listed below, its "Allocable Portion" (as hereinafter defined) of a fee (the "Distribution Fee") computed in respect of such class of shares as follows:
(A) at an annual rate not to exceed 0.25% of the average daily net assets attributable to the Class A shares; and (B) at an annual rate not to exceed 0.75% of the average daily net assets attributable to the Class B and Class C shares. CSSI may use such amounts (i) to make payments (including interest and other financing costs in the case of Class B shares) to brokers (if qualified in CSCM's sole discretion) or other financial intermediaries (if qualified in CSSI's sole discretion) who have rendered assistance and (ii) for other expenses such as advertising costs and the payment for the printing and distribution of prospectuses to prospective investors. CSSI will make such payments, pursuant to the terms of written agreements complying with Rule 12b-1 ("Rule 12b-1 Agreement").

        The underwriting agreement between the Fund and CSSI relating to the Class B shares of the Fund (the "Underwriting Agreement") shall provide that:
(I) CSSI will be deemed to have performed all services required to be performed in order to be entitled to receive its Allocable Portion of the Distribution Fee payable in respect of the Class B shares of the Fund upon the settlement date of each sale of a "Commission Share" (as defined in the Underwriting Agreement) of such class taken into account in determining CSSI's Allocable Portion of such Distribution Fee in respect of such class; (II) the Fund's obligation to pay CSSI its Allocable Portion of the Distribution Fee payable in respect of such class shall not be terminated or modified for any reason (including a termination of the Underwriting Agreement between CSSI and the Fund) except to the extent required by a change in the Act or the Conduct Rules of the National Association of Securities Dealers, Inc., in each case enacted or promulgated after December 1, 1997, or in connection with a "Complete Termination" (as




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hereinafter defined) of this Plan in respect of the Class B shares of the Fund;
(III) the Fund will not take any action to waive or change any contingent deferred sales charge ("CDSC") in respect of the Class B shares of the Fund, except as provided in the Fund's prospectus or statement of additional information without the consent of CSSI or its assigns; (IV) none of the termination of CSSI's role as principal underwriter of the Class B Shares of the Fund, the termination of the Underwriting Agreement, or the termination of this Plan will terminate CSSI's right to its Allocable Portion of the CDSCs; and (V) CSSI may assign, sell or pledge (collectively, "Transfer") its rights to its Allocable Portion of the Distribution Fee and CDSCs (but not its obligations to the Fund under the Underwriting Agreement) to raise funds to make the expenditures related to the distribution of Class B shares of the Fund and in connection therewith, upon receipt of notice of such Transfer, the Fund shall pay to the assignee, purchaser or pledgee (collectively with their subsequent transferees, "Transferees"), as third party beneficiaries, such portion of CSSI's Allocable Portion of the Distribution Fee or CDSCs in respect of the Class B shares of the Fund so sold or pledged and except as provided in (II) above and notwithstanding anything of the contrary set forth in this Plan or in the Underwriting Agreement to the extent CSSI has transferred its right thereto as aforesaid, the Fund's obligation to pay CSSI's Allocable Portion of the Distribution Fee and CDSCs payable in respect of the Class B shares of the Fund shall be absolute and unconditional and shall not be subject to dispute, offset, counterclaim or any defense whatsoever, at law or equity, including, without limitation, any of the foregoing based on the insolvency or bankruptcy of CSSI (it being understood that such provision is not a waiver of the Fund's right to pursue CSSI and enforce such claims against the assets of CSSI other than its right to the Distribution Fee and CDSCs in respect of the Class B shares of the Fund transferred in connection with such Transfer). For purposes of this Plan, the term Allocable Portion of the Distribution Fee or CDSCs payable in respect of the Class B shares of the Fund as applied to CSSI shall mean the portion of such Distribution Fee or CDSCs payable in respect of the Fund allocated to CSSI in accordance with the Allocation Schedule (as defined in the Underwriting Agreement as it relates to the Class B shares of the Fund). For purposes of this Plan, the term "Complete Termination" of this Plan in respect of any Class B shares of the Fund means a termination of this Plan involving the complete cessation of the payment of Distribution Fees in respect of all Class B shares of the Fund, and the termination of the distribution plans and the complete cessation of the payment of distribution fees pursuant to every other Distribution Plan pursuant to Rule 12b-1 in respect of the Fund and any successor Fund or any fund acquiring a substantial portion of the assets of the Fund and for every future class of shares of the Fund which has substantially similar characteristics to the Class B shares of the Fund taking into account the manner of payment and amount of sales charge, contingent deferred sales charge or other similar charges borne directly or indirectly by the holders of such shares (it being understood that the existing Class A and Class C shares of the Fund do not have substantially similar economic characteristics to the Class B shares of the Fund.

        3. Quarterly in each year that this Plan remains in effect, the Fund's Treasurer shall prepare and furnish to the Board of Directors of the Fund a written report, complying with the requirements of Rule 12b-1, of the amounts expended under the Plan and purposes for which such expenditures were made.

        4. This Plan shall become effective upon approval by majority votes of
(a) the Fund's Board of Directors and the Qualified Directors (as defined in
Section 6), cast in person at a meeting called for the purpose of voting hereon and (b) the outstanding voting securities of each class of shares of the Fund, as defined in Section 2(a)(42) of the Act.




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        5. This Plan shall remain in effect for one year from its adoption date and may be continued thereafter if this Plan and any related agreement are approved at least annually by a majority vote of the Directors of the Fund, including a majority of the Qualified Directors, cast in person at a meeting called for the purpose of voting on such Plan and agreement. This Plan may not be amended in order to increase materially the amount to be spent for distribution assistance without Fund shareholder approval in accordance with
Section 4 hereof. All material amendments to this Plan must be approved by a vote of the Board of Directors of the Fund, and of the Qualified Directors, cast in person at a meeting called for the purpose of voting thereon.

        6. This Plan may be terminated as to any Class of shares at any time by a majority vote of the Directors who are not interested persons (as defined in Section 2(a)(19) of the Act) of the Fund and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan ("Qualified Directors") or by vote of a majority of the outstanding voting securities of the affected Class of shares of the Fund, as defined in
Section 2(a)(42) of the Act.

        7. While this Plan shall be in effect, the selection and nomination of the "Disinterested" Directors of the Fund shall be committed to the discretion of the "Disinterested" Directors then in office.

        8. Any termination or non-continuance of (i) a selected dealer agreement by CSSI with a particular broker or (ii) a Rule 12b-1 Agreement with a particular financial intermediary shall have no effect on similar agreements between (i) other brokers and CSSI or (ii) other financial intermediaries and the Fund pursuant to this Plan.

        9. Neither CSSI nor the Fund is obligated by this Plan to execute a selected dealer agreement with a qualifying broker or a Rule 12b-1 Agreement with a qualifying financial intermediary, respectively.

        10. All agreements with any person relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Section 6 hereof.

        11. The provisions of this Plan are severable for each Class of shares of the Fund and if provisions of the Plan applicable to a particular class of shares are terminated, the remainder of the Plan provisions application to the other remaining classes shall not be invalidated thereby and shall be given full force and effect.

        Effective:  As of January 6, 1998


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